Exhibit 99.1

Item 8.  Financial Statements and Supplementary Data

    As further discussed in Note 13 to our consolidated financial statements herein, our consolidated financial statements for all periods presented herein have been updated to retrospectively reflect the reorganization of our reportable segments resulting from the merger transaction with Pride International, Inc. (the "Merger") completed on May 31, 2011, pursuant to which Pride International became an indirect, wholly-owned subisidary of Ensco plc.  This filing includes updates only to the portions of Item 1, Item 7 and Item 8 of the Form 10-K that specifically relate to the updated segment disclosures resulting from the Merger and management reorganization and does not otherwise modify or update any other disclosures set forth in the Form 10-K.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

    Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Our internal control over financial reporting system is designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we have conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we have concluded that our internal control over financial reporting is effective as of December 31, 2010 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

    KPMG LLP, the independent registered public accounting firm who audited our consolidated financial statements, have issued an audit report on our internal control over financial reporting. KPMG LLP's audit report on our internal control over financial reporting is included herein.

February 24, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Ensco plc:

    We have audited the accompanying consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

    We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ensco plc and subsidiaries' internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2011, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas

February 24, 2011, except for the change in reportable segments as described in Note 13, as to which the date is January 13, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Ensco plc:

    We have audited Ensco plc and subsidiaries' (Ensco) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Ensco's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

    We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

    A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

    Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

    In our opinion, Ensco maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

    We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 24, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Dallas, Texas
February 24, 2011

ENSCO PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
	Year Ended December 31,
	2010	2009	2008

OPERATING REVENUES	$1,696.8	$1,888.9	$2,242.6

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	768.1	709.0	736.3
Depreciation	216.3	189.5	172.6
General and administrative	86.1	64.0	53.8
	1,070.5	962.5	962.7
OPERATING INCOME	626.3	926.4	1,279.9

OTHER INCOME (EXPENSE), NET	18.2	8.8	(4.2)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	644.5	935.2	1,275.7

PROVISION FOR INCOME TAXES
Current income tax expense	81.7	159.5	218.3
Deferred income tax expense	14.3	20.5	4.1
	96.0	180.0	222.4
INCOME FROM CONTINUING OPERATIONS	548.5	755.2	1,053.3

DISCONTINUED OPERATIONS
(Loss) income from discontinued operations, net	(1.2)	29.3	126.9
Gain (loss) on disposal of discontinued operations, net	38.6	--	(23.5)
	37.4	29.3	103.4
NET INCOME	585.9	784.5	1,156.7

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(6.4)	(5.1)	(5.9)
NET INCOME ATTRIBUTABLE TO ENSCO	$ 579.5	$ 779.4	$1,150.8
EARNINGS PER SHARE - BASIC
Continuing operations	$ 3.80	$ 5.28	$ 7.32
Discontinued operations	.26	.20	.72
	$ 4.06	$ 5.48	$ 8.04
EARNINGS PER SHARE - DILUTED
Continuing operations	$ 3.80	$ 5.28	$ 7.31
Discontinued operations	.26	.20	.71
	$ 4.06	$ 5.48	$ 8.02
NET INCOME ATTRIBUTABLE TO ENSCO SHARES
Basic	$ 572.1	$ 769.7	$1,138.2
Diluted	$ 572.1	$ 769.7	$1,138.2
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	141.0	140.4	141.6
Diluted	141.0	140.5	141.9

CASH DIVIDENDS PER SHARE	$ 1.075	$ .10	$ .10

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and par value amounts)
	December 31,
ASSETS	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$1,050.7	$1,141.4
Accounts receivable, net	214.6	324.6
Other	171.4	186.8
Total current assets	1,436.7	1,652.8

PROPERTY AND EQUIPMENT, AT COST	6,744.6	6,151.2
Less accumulated depreciation	1,694.7	1,673.9
Property and equipment, net	5,049.9	4,477.3

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	44.5	60.5

OTHER ASSETS, NET	184.2	220.4
	$7,051.5	$6,747.2

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$ 163.5	$ 159.1
Accrued liabilities and other	168.3	308.6
Current maturities of long-term debt	17.2	17.2
Total current liabilities	349.0	484.9

LONG-TERM DEBT	240.1	257.2

DEFERRED INCOME TAXES	358.0	377.3

OTHER LIABILITIES	139.4	120.7

COMMITMENTS AND CONTINGENCIES

ENSCO SHAREHOLDERS' EQUITY
Class A ordinary shares, U.S. $.10 par value, 450.0 million shares authorized, 150.0 million shares issued as of December 31, 2010 and 2009	15.0	15.0
Class B ordinary shares, £1 par value, 50,000 shares authorized and issued as of December 31, 2010 and 2009	.1	.1
Additional paid-in capital	637.1	602.6
Retained earnings	5,305.0	4,879.2
Accumulated other comprehensive income	11.1	5.2
Treasury shares, at cost, 7.1 million shares and 7.5 million shares	(8.8)	(2.9)
Total Ensco shareholders' equity	5,959.5	5,499.2

NONCONTROLLING INTERESTS	5.5	7.9
Total equity	5,965.0	5,507.1
	$7,051.5	$6,747.2

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES
Net income	$ 585.9	$ 784.5	$1,156.7
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation expense	216.3	189.5	172.6
Share-based compensation expense	44.5	35.5	27.3
Amortization expense	31.4	31.0	30.5
Deferred income tax expense	14.3	20.5	4.1
Loss on asset impairment	12.2	17.3	--
Loss (income) from discontinued operations, net	1.2	(29.3)	(126.9)
(Gain) loss on disposal of discontinued operations, net	(38.6)	--	23.5
Bad debt expense	(.8)	4.5	16.2
Other	7.4	3.0	2.1
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	110.9	167.4	(110.7)
Decrease (increase) in trading securities	16.7	5.5	(72.3)
Increase in other assets	(27.3)	(73.1)	(40.5)
(Decrease) increase in liabilities	(157.4)	29.3	(67.9)
Net cash provided by operating activities of continuing operations	816.7	1,185.6	1,014.7
INVESTING ACTIVITIES
Additions to property and equipment	(875.3)	(857.2)	(764.2)
Proceeds from disposal of discontinued operations	158.1	14.3	45.1
Proceeds from disposition of assets	1.5	2.6	4.7
Net cash used in investing activities	(715.7)	(840.3)	(714.4)
FINANCING ACTIVITIES
Cash dividends paid	(153.7)	(14.2)	(14.3)
Reduction of long-term borrowings	(17.2)	(17.2)	(19.0)
Financing costs	(6.2)	--	--
Repurchase of shares	(6.0)	(6.5)	(259.7)
Proceeds from exercise of share options	1.4	9.6	27.3
Other	(10.9)	(5.9)	1.5
Net cash used in financing activities	(192.6)	(34.2)	(264.2)

Effect of exchange rate changes on cash and cash equivalents	(.5)	.5	(15.0)
Net cash provided by operating activities of discontinued operations	1.4	40.2	139.0

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(90.7)	351.8	160.1

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,141.4	789.6	629.5

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,050.7	$1,141.4	$ 789.6

The accompanying notes are an integral part of these consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a) Business

    We are one of the leading providers of offshore contract drilling services to the international oil and gas industry. We have one of the largest and most capable offshore drilling rig fleets in the world comprised of 46 drilling rigs, including 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig. Additionally, we have three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs under construction.  We drill and complete offshore oil and natural gas wells for major international, government-owned and independent oil and gas companies on a "day rate" contract basis, under which we provide our drilling rigs and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well.

    Our contract drilling operations are integral to the exploration, development and production of oil and natural gas. Our business levels and corresponding operating results are significantly affected by worldwide levels of offshore exploration and development spending by oil and gas companies. Such spending may fluctuate substantially from year-to-year and from region-to-region based on various social, political, economic and environmental factors. See "Note 13 - Segment Information" for additional information on our operations by segment and geographic region.

    b) Pending Merger with Pride

    On February 6, 2011, Ensco plc entered into an Agreement and Plan of Merger with Pride International, Inc., a Delaware corporation (“Pride”), Ensco Delaware, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”). Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco (the "Merger").  As a result of the merger, which was completed on May 31, 2011 (the "Merger Date"), each outstanding share of Pride’s common stock (other than shares of common stock held directly or indirectly by Ensco, Pride or any wholly-owned subsidiary of Ensco or Pride (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 Ensco ADSs. Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements.

    We estimate that the total consideration to be delivered in the merger to be approximately $7,400.0 million, consisting of $2,800.0 million of cash, the delivery of approximately 86.0 million Ensco ADSs (assuming that no Pride employee stock options are exercised before the closing of the merger) with an aggregate value of $4,550.0 million based on the closing price of Ensco ADSs of $52.88 on February 15, 2011 and the estimated fair value of $45.0 million of Pride employee stock options assumed by Ensco.  The value of the merger consideration will fluctuate based upon changes in the price of Ensco ADSs and the number of shares of Pride common stock and employee options outstanding on the closing date. The merger agreement and the merger were approved by the respective Boards of Directors of Ensco and Pride.  Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement.  Subject to receipt of required approvals, it is anticipated that the closing of the merger will occur during the second quarter of 2011.

    c)  Redomestication

    In December 2009, we completed a reorganization of the corporate structure of the group of companies controlled by our predecessor, ENSCO International Incorporated ("Ensco Delaware"), pursuant to which an indirect, wholly-owned subsidiary merged with Ensco Delaware, and Ensco plc became our publicly-held parent company incorporated under English law (the "redomestication"). In connection with the redomestication, each issued and outstanding share of common stock of Ensco Delaware was converted into the right to receive one American depositary share ("ADS" or "share"), each representing one Class A ordinary share, par value U.S. $0.10 per share, of Ensco plc. The ADSs are governed by a deposit agreement with Citibank, N.A. as depositary and trade on the New York Stock Exchange (the "NYSE") under the symbol "ESV," the symbol for Ensco Delaware common stock before the redomestication. We are now incorporated under English law as a public limited company and have relocated our principal executive offices to London, England. Unless the context requires otherwise, the terms "Ensco," "Company," "we," "us" and "our" refer to Ensco plc together with all subsidiaries and predecessors.

    The redomestication was accounted for as an internal reorganization of entities under common control and, therefore, Ensco Delaware's assets and liabilities were accounted for at their historical cost basis and not revalued in the transaction. We remain subject to the U.S. Securities and Exchange Commission (the "SEC") reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles ("GAAP"). We also must comply with additional reporting requirements of English law.

    d) Basis of Presentation—U.K. Companies Act 2006 Section 435 Statement

    The accompanying consolidated financial statements have been prepared in accordance with GAAP, which the directors consider to be the most meaningful presentation of results of operations and financial position of Ensco plc and its subsidiaries.  The accompanying consolidated financial statements do not constitute statutory accounts required by the U.K. Companies Act 2006, which for year ended December 31, 2010 will be prepared in accordance with generally accepted accounting principles in the U.K. and delivered to the Registrar of Companies in the U.K. following the annual general meeting of shareholders.  The U.K. statutory accounts are expected to include an unqualified auditor’s report, which is not expected to contain any references to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Sections 498(2) or 498(3) of the U.K. Companies Act 2006.

    e) Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of Ensco plc and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain previously reported amounts have been reclassified to conform to the current year presentation.

    f) Pervasiveness of Estimates

    The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the related revenues and expenses and disclosures of gain and loss contingencies as of the date of the financial statements. Actual results could differ from those estimates.

    g) Foreign Currency Remeasurement

    Our functional currency is the U.S. dollar. As is customary in the oil and gas industry, a majority of our revenues are denominated in U.S. dollars, however, a portion of the expenses incurred by our non-U.S. subsidiaries are denominated in currencies other than the U.S. dollar ("foreign currencies"). These transactions are remeasured in U.S. dollars based on a combination of both current and historical exchange rates. Transaction gains and losses, including certain gains and losses on our derivative instruments, are included in other income (expense), net, in our consolidated statement of income. We incurred net foreign currency exchange gains of $3.5 million and $2.6 million and net foreign currency exchange losses of $10.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

    h) Cash Equivalents and Short-Term Investments

    Highly liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents. Highly liquid investments with maturities of greater than three months but less than one year as of the date of purchase are classified as short-term investments.

    i) Property and Equipment

    All costs incurred in connection with the acquisition, construction, enhancement and improvement of assets are capitalized, including allocations of interest incurred during periods that our drilling rigs are under construction or undergoing major enhancements and improvements. Repair and maintenance costs are charged to contract drilling expense in the period in which they occur. Upon sale or retirement of assets, the related cost and accumulated depreciation are removed from the balance sheet and the resulting gain or loss is included in contract drilling expense.

    Our property and equipment is depreciated on the straight-line method, after allowing for salvage values, over the estimated useful lives of our assets. Drilling rigs and related equipment are depreciated over estimated useful lives ranging from 4 to 30 years. Buildings and improvements are depreciated over estimated useful lives ranging from 2 to 30 years. Other equipment, including computer and communications hardware and software costs, is depreciated over estimated useful lives ranging from 2 to 6 years.

    We evaluate the carrying value of our property and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. For property and equipment used in our operations, recoverability is generally determined by comparing the carrying value of an asset to the expected undiscounted future cash flows of the asset. If the carrying value of an asset is not recoverable, the amount of impairment loss is measured as the difference between the carrying value of the asset and its estimated fair value. Property and equipment held for sale is recorded at the lower of net book value or net realizable value.

    We recorded no impairment charges during the three-year period ended December 31, 2010, except for the impairment of  ENSCO I as further discussed in "Note 2 - Property and Equipment."  However, if the global economy were to deteriorate and/or the offshore drilling industry were to incur a significant prolonged downturn, it is reasonably possible that impairment charges may occur with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic location.

    j) Goodwill

    In connection with the Merger and resulting management reorganization, we evaluated our then-current core assets and operations and organized them into three segments based on water depth operating capabilities. Accordingly, we now consider our business to consist of three reportable segments: (1) Deepwater, which consists of our rigs capable of drilling in water depths of 4,500 feet or greater, (2) Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less and (3) Jackup, which consists of our jackup rigs capable of operating in water depths up to 400 feet. Each of our three reportable segments provides one service, contract drilling.

    As a result of our 2011 reorganization to three reportable segments and reporting units resulting from the Merger, we retrospectively reassigned our pre-existing goodwill to our reporting units as follows (in millions):

Deepwater	$143.6
Midwater*	--
Jackup	192.6
Total	$336.2

*	Prior to the Merger Date, our rig fleet did not consist of midwater rigs. Therefore, no pre-existing goodwill was reassigned to the Midwater reporting unit as of December 31, 2010.

    Goodwill is not allocated to operating segments in the measure of segment assets regularly reported to and used by management. No goodwill was acquired or disposed of during the three-year period ended December 31, 2010.

    We test goodwill for impairment on an annual basis as of December 31 of each year or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate each unit's fair value as of the testing date. In most instances, our calculation of the fair value of our reporting units is based on estimates of future discounted cash flows to be generated by our drilling rigs.

    We determined there was no impairment of goodwill as of December 31, 2010.  However, if the global economy deteriorates and the offshore drilling industry were to incur a significant prolonged downturn, it is reasonably possible that our expectations of future cash flows may decline and ultimately result in impairment of our goodwill. Additionally, a significant decline in the market value of our shares could result in a goodwill impairment.

    k) Operating Revenues and Expenses

    Substantially all of our drilling contracts ("contracts") are performed on a day rate basis, and the terms of such contracts are typically for a specific period of time or the period of time required to complete a specific task, such as drill a well. Contract revenues and expenses are recognized on a per day basis, as the work is performed. Day rate revenues are typically earned, and contract drilling expense is typically incurred, on a uniform basis over the terms of our contracts.

    In connection with some contracts, we receive lump-sum fees or similar compensation for the mobilization of equipment and personnel prior to the commencement of drilling services or the demobilization of equipment and personnel upon contract completion. Fees received for the mobilization or demobilization of equipment and personnel are included in operating revenues. The costs incurred in connection with the mobilization and demobilization of equipment and personnel are included in contract drilling expense.

    Mobilization fees received and costs incurred are deferred and recognized on a straight-line basis over the period that the related drilling services are performed. Demobilization fees and related costs are recognized as incurred upon contract completion. Costs associated with the mobilization of equipment and personnel to more promising market areas without contracts are expensed as incurred.

    Deferred mobilization costs were included in other current assets and other assets, net, on our consolidated balance sheets and totaled $51.0 million and $52.7 million as of December 31, 2010 and 2009, respectively. Deferred mobilization revenue was included in accrued liabilities and other, and other liabilities on our consolidated balance sheets and totaled $82.8 million and $99.3 million as of December 31, 2010 and 2009, respectively.

    In connection with some contracts, we receive up-front lump-sum fees or similar compensation for capital improvements to our drilling rigs. Such compensation is deferred and recognized as revenue over the period that the related drilling services are performed. The cost of such capital improvements is capitalized and depreciated over the useful life of the asset. Deferred revenue associated with capital improvements was included in accrued liabilities and other, and other liabilities on our consolidated balance sheets and totaled $27.4 million and $22.5 million as of December 31, 2010 and 2009, respectively.

    We must obtain certifications from various regulatory bodies in order to operate our drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs incurred in connection with maintaining such certifications, including inspections, tests, surveys and drydock, as well as remedial structural work and other compliance costs, are deferred and amortized over the corresponding certification periods. Deferred regulatory certification and compliance costs were included in other current assets and other assets, net, on our consolidated balance sheets and totaled $7.0 million and $9.7 million as of December 31, 2010 and 2009, respectively.

    In certain countries in which we operate, taxes such as sales, use, value-added, gross receipts and excise may be assessed by the local government on our revenues. We generally record our tax-assessed revenue transactions on a net basis in our consolidated statement of income.

    l) Derivative Instruments

    We use foreign currency forward contracts ("derivatives") to reduce our exposure to various market risks, primarily foreign currency exchange rate risk. See "Note 5 - Derivative Instruments" for additional information on how and why we use derivatives.

    All derivatives are recorded on our consolidated balance sheet at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. Derivatives qualify for hedge accounting when they are formally designated as hedges and are effective in reducing the risk exposure that they are designated to hedge. Our assessment of hedge effectiveness is formally documented at hedge inception, and we review hedge effectiveness and measure any ineffectiveness throughout the designated hedge period on at least a quarterly basis.

    Changes in the fair value of derivatives that are designated as hedges of the fair value of recognized assets or liabilities or unrecognized firm commitments ("fair value hedges") are recorded currently in earnings and included in other income (expense), net, in our consolidated statement of income. Changes in the fair value of derivatives that are designated as hedges of the variability in expected future cash flows associated with existing recognized assets or liabilities or forecasted transactions ("cash flow hedges") are recorded in accumulated other comprehensive income (loss) ("AOCI"). Amounts recorded in AOCI associated with cash flow hedges are subsequently reclassified into contract drilling, depreciation or interest expense as earnings are affected by the underlying hedged forecasted transactions.

    Gains and losses on a cash flow hedge, or a portion of a cash flow hedge, that no longer qualifies as effective due to an unanticipated change in the forecasted transaction are recognized currently in earnings and included in other income (expense), net, in our consolidated statement of income based on the change in the fair value of the derivative. When a forecasted transaction is no longer probable of occurring, gains and losses on the derivative previously recorded in AOCI are reclassified currently into earnings and included in other income (expense), net, in our consolidated statement of income.

    We occasionally enter into derivatives that hedge the fair value of recognized assets or liabilities, but do not designate such derivatives as hedges or the derivatives otherwise do not qualify for hedge accounting. In these situations, there generally is a natural hedging relationship where changes in the fair value of the derivatives offset changes in the fair value of the underlying hedged items. Changes in the fair value of these derivatives are recognized currently in earnings in other income (expense), net, in our consolidated statement of income.

    Derivatives with asset fair values are reported in other current assets or other assets, net, on our consolidated balance sheets depending on maturity date. Derivatives with liability fair values are reported in accrued liabilities and other, or other liabilities on our consolidated balance sheets depending on maturity date.

    m) Income Taxes

    We conduct operations and earn income in numerous countries and are subject to the laws of taxing jurisdictions within those countries, including U.K. and U.S. tax laws. Current income taxes are recognized for the amount of taxes payable or refundable based on the laws and income tax rates in the taxing jurisdictions in which operations are conducted and income is earned.

    Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year-end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized.

    In many of the jurisdictions in which we operate, tax laws relating to the offshore drilling industry are not well developed and change frequently. Furthermore, we may enter into transactions with affiliates or employ other tax planning strategies that generally are subject to complex tax regulations. As a result of the foregoing, the tax liabilities and assets we recognize in our financial statements may differ from the tax positions taken, or expected to be taken, in our tax returns. Our tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to income taxes are included in current income tax expense in our consolidated statement of income. See "Note 10 - Income Taxes" for additional information on our unrecognized tax benefits.

    Our drilling rigs frequently move from one taxing jurisdiction to another based on where they are contracted to perform drilling services. The movement of drilling rigs among taxing jurisdictions may involve a transfer of drilling rig ownership among our subsidiaries. The pre-tax profit resulting from intercompany rig sales is eliminated and the carrying value of rigs sold in intercompany transactions remains at the historical net depreciated cost prior to the transaction. Our consolidated financial statements do not reflect the asset disposition transaction of the selling subsidiary or the asset acquisition transaction of the acquiring subsidiary. Income taxes resulting from the transfer of drilling rig ownership among subsidiaries, as well as the tax effect of any reversing temporary differences resulting from the transfers, are deferred and amortized on a straight-line basis over the remaining useful life of the rig.

    In some instances, we may determine that certain temporary differences will not result in a taxable or deductible amount in future years, as it is more-likely-than-not we will commence operations and depart from a given taxing jurisdiction without such temporary differences being recovered or settled. Under these circumstances, no future tax consequences are expected and no deferred taxes are recognized in connection with such operations. We evaluate these determinations on a periodic basis and, in the event our expectations relative to future tax consequences change, the applicable deferred taxes are recognized.

    We do not provide deferred taxes on the undistributed earnings of our U.S. subsidiary and predecessor, Ensco Delaware, because our policy and intention is to reinvest such earnings indefinitely or until such time that they can be distributed in a tax-free manner. We do not provide deferred taxes on the undistributed earnings of Ensco Delaware's non-U.S. subsidiaries because our policy and intention is to reinvest such earnings indefinitely.   See "Note 10 - Income Taxes" for additional information on the undistributed earnings of Ensco Delaware's non-U.S. subsidiaries.

    n) Share-Based Compensation

    We sponsor share-based compensation plans that provide equity compensation to our employees, officers and directors. Share-based compensation cost is measured at fair value on the date of grant and recognized on a straight-line basis over the requisite service period (usually the vesting period). The amount of compensation cost recognized in our consolidated statement of income is based on the awards ultimately expected to vest and, therefore, reduced for estimated forfeitures. All changes in estimated forfeitures are based on historical experience and are recognized as a cumulative adjustment to compensation cost in the period in which they occur. See "Note 9 - Benefit Plans" for additional information on our share-based compensation.

    o) Fair Value Measurements

    We measure certain of our assets and liabilities based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy assigns the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities ("Level 1") and the lowest priority to unobservable inputs ("Level 3"). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

    Our auction rate securities, marketable securities held in our supplemental executive retirement plans ("SERP") and derivatives are measured at fair value on a recurring basis.  Our auction rate securities are measured at fair value using an income approach valuation model (Level 3 inputs) to estimate the price that will be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price"). The exit price is derived as the weighted-average present value of expected cash flows over various periods of illiquidity, using a risk-adjusted discount rate that is based on the credit risk and liquidity risk of our auction rate securities. See "Note 3 - Long-Term Investments" for additional information on our auction rate securities, including a description of the securities and underlying collateral, a discussion of the uncertainties relating to their liquidity and our accounting treatment.

    Assets held in our SERP are measured at fair value based on quoted market prices (Level 1 inputs). Our derivatives are measured at fair value based on market prices that are generally observable for similar assets and liabilities at commonly quoted intervals (Level 2 inputs). See "Note 5 - Derivative Instruments" for additional information on our derivative instruments, including a description of our foreign currency hedging activities and related methods used to manage foreign currency exchange rate risk.

    See "Note 8 - Fair Value Measurements" for additional information on the fair value measurement of certain of our assets and liabilities.

    p) Earnings Per Share

    We compute basic and diluted earnings per share ("EPS") in accordance with the two-class method. Net income attributable to Ensco used in our computations of basic and diluted EPS is adjusted to exclude net income allocated to non-vested shares granted to our employees and non-employee directors. Weighted-average shares outstanding used in our computation of diluted EPS includes the dilutive effect of share options using the treasury stock method and excludes non-vested shares.

    The following table is a reconciliation of net income attributable to Ensco shares used in our basic and diluted EPS computations for each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Net income attributable to Ensco	579.5	$779.4	$1,150.8
Net income allocated to non-vested share awards	(7.4)	(9.7)	(12.6)
Net income attributable to Ensco shares	572.1	$769.7	$1,138.2

    The following table is a reconciliation of the weighted-average shares used in our basic and diluted earnings per share computations for each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Weighted-average shares - basic	141.0	140.4	141.6
Potentially dilutive share options	.0	.1	.3
Weighted-average shares - diluted	141.0	140.5	141.9

    Antidilutive share options totaling 1.1 million for each of the years ended December 31, 2010 and 2009 and 746,000 for the year ended December 31, 2008 were excluded from the computation of diluted EPS.

    q) Noncontrolling Interests

    Noncontrolling interests are classified as equity on our consolidated balance sheet and net income attributable to noncontrolling interests is presented separately on our consolidated statement of income. In our Asia Pacific operating segment, local third parties hold a noncontrolling ownership interest in three of our subsidiaries.

    Income from continuing operations attributable to Ensco for each of the years in the three-year period ended December 31, 2010 was as follows (in millions):

	2010	2009	2008

Income from continuing operations	$548.5	$755.2	$1,053.3
Income from continuing operations attributable to noncontrolling interests	(6.2)	(4.2)	(5.1)
Income from continuing operations attributable to Ensco	$542.3	$751.0	$1,048.2

    Income from discontinued operations, net, attributable to Ensco for each of the years in the three-year period ended December 31, 2010 was as follows:

	2010	2009	2008

Income from discontinued operations	$37.4	$29.3	$103.4
Income from discontinued operations attributable to noncontrolling interests	(.2)	(.9)	(.8)
Income from discontinued operations attributable to Ensco	$37.2	$28.4	$102.6

2.  PROPERTY AND EQUIPMENT

    Property and equipment as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Drilling rigs and equipment	$5,175.2	$4,801.1
Other	50.4	47.0
Work in progress	1,519.0	1,303.1
	$6,744.6	$6,151.2

    Work in progress as of December 31, 2010 primarily consisted of $1,401.1 million related to the construction of our ENSCO 8500 Series® ultra-deepwater semisubmersible rigs and costs associated with various modification and enhancement projects. ENSCO 8503 was delivered in September 2010 and the related construction costs will remain classified as work in progress until the rig is placed into service during the first quarter of 2011.  Work in progress as of December 31, 2009 primarily consisted of $1,262.5 million related to the construction of our ENSCO 8500 Series® rigs and costs associated with various modification and enhancement projects.

    In June 2010, we recorded a $12.2 million loss from the impairment of ENSCO I, the only barge rig in our fleet, which is currently cold-stacked in Singapore and is included in our Asia Pacific operating segment. The loss on impairment was included in contract drilling expense in our consolidated statement of income for the year ended December 31, 2010. The impairment resulted from the adjustment of the rig’s carrying value to its estimated fair value based on a change in our expectation that it is more-likely-than-not that the rig will be disposed of significantly before the end of its estimated useful life. ENSCO I was not classified as held-for-sale as of December 31, 2010, as a sale was not deemed probable of occurring within the next twelve months. See “Note 8 – Fair Value Measurements” for additional information on the fair value measurement of ENSCO I.

3.  LONG-TERM INVESTMENTS

    As of December 31, 2010 and 2009, we held long-term debt instruments with variable interest rates that periodically reset through an auction process ("auction rate securities") totaling $50.1 million and $66.8 million (par value), respectively.  Our auction rate securities were originally acquired in January 2008 and have final maturity dates ranging from 2025 to 2047.

    Our investments in auction rate securities as of December 31, 2010 were diversified across eleven separate issues and each issue maintains scheduled interest rate auctions in either 28-day or 35-day intervals. The majority of our auction rate securities are currently rated Aaa by Moody's, AAA by Standard & Poor's and/or AAA by Fitch.  All of our auction rate securities were issued by state agencies and are supported by student loans for which repayment is substantially guaranteed by the U.S. government under the Federal Family Education Loan Program ("FFELP").

    Upon acquisition in January 2008, we designated our auction rate securities as trading securities as it was our intent to sell them in the near-term. Due to illiquidity in the auction rate securities market, we intend to hold our auction rate securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions. Although we will hold our auction rate securities longer than originally anticipated, we continue to designate them as trading securities.   Cash flows from purchases and sales of our auction rate securities are classified as operating activities in our consolidated statement of cash flows.

    Our auction rate securities were measured at fair value as of December 31, 2010 and 2009.  Net unrealized gains of $700,000 and $1.8 million and net unrealized losses of $8.1 million were included in other income (expense), net, in our consolidated statements of income for the years ended December 31, 2010, 2009 and 2008, respectively. See "Note 8 - Fair Value Measurements" for additional information on the fair value measurement of our auction rate securities.

    The carrying values of our auction rate securities were $44.5 million and $60.5 million as of December 31, 2010 and 2009, respectively.  Although $16.7 million, $5.5 million and $6.0 million of our auction rate securities were redeemed at par value during the years ended December 31, 2010, 2009 and 2008, respectively, we are currently unable to determine whether issuers of our auction rate securities will attempt and/or be able to refinance them and have classified our auction rate securities as long-term investments on our consolidated balance sheets.

4.  LONG-TERM DEBT

    Long-term debt as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

7.20% Debentures due 2027	$148.9	$148.9
6.36% Bonds due 2015	63.4	76.0
4.65% Bonds due 2020	45.0	49.5
	257.3	274.4
Less current maturities	(17.2)	(17.2)
Total long-term debt	$240.1	$257.2

    Debentures Due 2027

    In November 1997, Ensco Delaware issued $150.0 million of unsecured 7.20% Debentures due November 15, 2027 (the "Debentures") in a public offering. Interest on the Debentures is payable semiannually in May and November and may be redeemed at any time at our option, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and a make-whole premium. The indenture under which the Debentures were issued contains limitations on the incurrence of indebtedness secured by certain liens and limitations on engaging in certain sale/leaseback transactions and certain merger, consolidation or reorganization transactions. The Debentures are not subject to any sinking fund requirements. In December 2009, in connection with the redomestication, Ensco plc entered into a supplemental indenture to unconditionally guarantee the principal and interest payments on the Debentures.

    Bonds Due 2015 and 2020

    In January 2001, a subsidiary of Ensco Delaware issued $190.0 million of 15-year bonds to provide long-term financing for ENSCO 7500. The bonds will be repaid in 30 equal semiannual principal installments of $6.3 million ending in December 2015. Interest on the bonds is payable semiannually, in June and December, at a fixed rate of 6.36%. In October 2003, a subsidiary of Ensco Delaware issued $76.5 million of 17-year bonds to provide long-term financing for ENSCO 105. The bonds will be repaid in 34 equal semiannual principal installments of $2.3 million ending in October 2020. Interest on the bonds is payable semiannually, in April and October, at a fixed rate of 4.65%.

    Both bond issuances are guaranteed by the United States of America, acting by and through the United States Department of Transportation, Maritime Administration ("MARAD"), and Ensco Delaware issued separate guaranties to MARAD, guaranteeing the performance of obligations under the bonds.  In February 2010, the documents governing MARAD's guarantee commitments were amended to address certain changes arising from the redomestication and to include Ensco plc as an additional guarantor of the debt obligations.

    Revolving Credit Facility

    On May 28, 2010, we entered into an amended and restated agreement (the "2010 Credit Facility") with a syndicate of banks that provides for a $700.0 million unsecured revolving credit facility for general corporate purposes. The 2010 Credit Facility has a four-year term, expiring in May 2014, and replaces our $350.0 million five-year credit agreement which was scheduled to mature in June 2010. Advances under the 2010 Credit Facility generally bear interest at LIBOR plus an applicable margin rate (currently 2.0% per annum), depending on our credit rating. We are required to pay an annual undrawn facility fee (currently .25% per annum) on the total $700.0 million commitment, which is also based on our credit rating. We also are required to maintain a debt to total capitalization ratio less than or equal to 50% under the 2010 Credit Facility. We have the right, subject to lender consent, to increase the commitments under the 2010 Credit Facility up to $850.0 million.  We had no amounts outstanding under the 2010 Credit Facility or the prior credit agreement as of December 31, 2010 and 2009, respectively.

    Maturities

    The aggregate maturities of our long-term debt, excluding unamortized discounts of $1.1 million, as of December 31, 2010 were as follows (in millions):

2011	$ 17.2
2012	17.2
2013	17.2
2014	17.2
2015	17.2
Thereafter	172.4
Total	$258.4

    Interest expense totaled $21.3 million, $20.9 million and $21.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. All interest expense incurred during each of the years in the three-year period ended December 31, 2010 was capitalized in connection with the construction of our ENSCO 8500 Series® rigs.

5.  DERIVATIVE INSTRUMENTS

    We use derivatives to reduce our exposure to various market risks, primarily foreign currency exchange rate risk. We maintain a foreign currency exchange rate risk management strategy that utilizes derivatives to reduce our exposure to unanticipated fluctuations in earnings and cash flows caused by changes in foreign currency exchange rates. Although no interest rate related derivatives were outstanding as of December 31, 2010 and 2009, we occasionally employ an interest rate risk management strategy that utilizes derivatives to minimize or eliminate unanticipated fluctuations in earnings and cash flows arising from changes in, and volatility of, interest rates. We minimize our credit risk relating to the counterparties of our derivatives by transacting with multiple, high-quality financial institutions, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of our counterparties. We do not enter into derivatives for trading or other speculative purposes.

    All derivatives were recorded on our consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. See "Note 1 - Description of the Business and Summary of Significant Accounting Policies" for additional information on our accounting policy for derivatives and "Note 8 - Fair Value Measurements" for additional information on the fair value measurement of our derivatives.

    As of December 31, 2010 and 2009, our consolidated balance sheets included net foreign currency derivative assets of $16.4 million and $13.2 million, respectively.  All of our derivatives mature during the next 18 months.  Derivatives recorded at fair value in our consolidated balance sheets as of December 31, 2010 and 2009 consisted of the following (in millions):

	Derivative Assets		Derivative Liabilities
	2010	2009	2010	2009
Derivatives Designated as Hedging Instruments
Foreign currency forward contracts - current(1)	$16.8	$10.2	$.6	$1.1
Foreign currency forward contracts - non-current(2)	.1	3.8	.1	--
	16.9	14.0	.7	1.1
Derivatives not Designated as Hedging Instruments
Foreign currency forward contracts - current(1)	.2	.3	--	.0
	.2	.3	--	.0
Total	$17.1	$14.3	$.7	$1.1

(1)
Derivative assets and liabilities that have maturity dates equal to or less than twelve months from the respective balance sheet dates were included in other current assets and accrued liabilities and other, respectively, on our consolidated balance sheets.

(2)
Derivative assets and liabilities that have maturity dates greater than twelve months from the respective balance sheet dates were included in other assets, net, and other liabilities, respectively, on our consolidated balance sheets.

    We utilize derivatives designated as hedging instruments to hedge forecasted foreign currency denominated transactions ("cash flow hedges"), primarily to reduce our exposure to foreign currency exchange rate risk associated with the portion of our remaining ENSCO 8500 Series® construction obligations denominated in Singapore dollars and contract drilling expenses denominated in various other currencies. As of December 31, 2010, we had cash flow hedges outstanding to exchange an aggregate $216.4 million for various foreign currencies, including $118.8 million for Singapore dollars, $77.6 million for British pounds, $9.2 million for Australian dollars and $10.8 million for other currencies.

    Gains and losses, net of tax, on derivatives designated as cash flow hedges included in our consolidated statements of income for each of the years in the three-year period ended December 31, 2010 were as follows (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income ("OCI") on Derivatives (Effective Portion)			(Loss) Gain Reclassified from AOCI into Income (Effective Portion)			Gain (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)(1)
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Interest rate lock contracts(2)	$ --	$ --	$ --	$ (.6)	$ (.7)	$ (.7)	$ --	$ --	$ --
Foreign currency forward contracts(3)	7.6	13.5	(16.4)	2.3	(8.0)	(2.9)	.3	(2.9)	(1.0)
Total	$ 7.6	$13.5	$(16.4)	$ 1.7	$(8.7)	$(3.6)	$ .3	$(2.9)	$(1.0)

(1)	Gains and losses recognized in income for ineffectiveness and amounts excluded from effectiveness testing were included in other income (expense), net, in our consolidated statements of income.
(2)	Gains and losses on derivatives reclassified from AOCI into income (effective portion) were included in other income (expense), net, in our consolidated statements of income.
(3)	Gains and losses on derivatives reclassified from AOCI into income (effective portion) were included in contract drilling expense in our consolidated statements of income.

    We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange rate risk. We predominantly structure our drilling contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We occasionally enter into derivatives that hedge the fair value of recognized foreign currency denominated assets or liabilities but do not designate such derivatives as hedging instruments. In these situations, a natural hedging relationship generally exists whereby changes in the fair value of the derivatives offset changes in the fair value of the underlying hedged items. As of December 31, 2010, we had derivatives not designated as hedging instruments outstanding to exchange an aggregate $23.5 million for various foreign currencies, including $15.3 million for Australian dollars, $3.0 million for Malaysian ringgits, $2.2 million for Singapore dollars and $3.0 million for other currencies.

    Net gains of $2.9 million and $4.6 million and net losses of $3.5 million associated with our derivatives not designated as hedging instruments were included in other income (expense), net, in our consolidated statements of income for the years ended December 31, 2010, 2009 and 2008, respectively.

    As of December 31, 2010, the estimated amount of net gains associated with derivatives, net of tax, that will be reclassified to earnings during the next twelve months was as follows (in millions):

Net unrealized gains to be reclassified to contract drilling expense	$1.1
Net realized losses to be reclassified to other income (expense), net	(.3)
Net gains to be reclassified to earnings	$ .8

6.  COMPREHENSIVE INCOME

    Accumulated other comprehensive income as of December 31, 2010 and 2009 was comprised of gains and losses on derivative instruments, net of tax. The components of comprehensive income, net of tax, for each of the years in the three-year period ended December 31, 2010 were as follows (in millions):

	2010	2009	2008

Net income	$585.9	$784.5	$1,156.7
Other comprehensive income:
Net change in fair value of derivatives	7.6	13.5	(16.4)
Reclassification of gains and losses on derivative instruments from other comprehensive (income) loss into net income	(1.7)	8.7	3.6
Net other comprehensive income (loss)	5.9	22.2	(12.8)
Comprehensive income	591.8	806.7	1,143.9
Comprehensive income attributable to noncontrolling interests	(6.4)	(5.1)	(5.9)
Comprehensive income attributable to Ensco	$585.4	$801.6	$1,138.0

7.  SHAREHOLDERS' EQUITY

   Activity in our various shareholders' equity accounts for each of the years in the three-year period ended December 31, 2010 was as follows (in millions):

					Accumulated
					Other
			Additional		Comprehensive
			Paid-In	Retained	Income	Treasury	Noncontrolling
	Shares	Par Value	Capital	Earnings	(Loss)	Shares	Interest

BALANCE, December 31, 2007	180.3	$18.0	$1,700.5	$2,977.5	$ (4.2)	$(939.8)	$ 4.6
Net income	--	--	--	1,150.8	--	--	5.9
Cash dividends paid	--	--	--	(14.3)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(3.8)
Shares issued under share-based compensation
plans, net	1.6	.2	27.1	--	--	--	--
Tax benefit from share-based
compensation	--	--	5.3	--	--	--	--
Repurchase of shares	--	--	--	--	--	(259.7)	--
Share-based compensation cost	--	--	28.3	--	--	--	--
Net other comprehensive loss	--	--	--	--	(12.8)	--	--
BALANCE, December 31, 2008	181.9	18.2	1,761.2	4,114.0	(17.0)	(1,199.5)	6.7
Net income	--	--	--	779.4	--	--	5.1
Cash dividends paid	--	--	--	(14.2)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(3.9)
Shares issued under share-based compensation
plans, net	.9	.1	9.5	--	--	--	--
Tax deficiency from share-based
compensation	--	--	(2.4)	--	--	--	--
Repurchase of shares	--	--	--	--	--	(6.5)	--
Retirement of treasury shares	(40.2)	(4.0)	(1,200.0)	--	--	1,203.9	--
Share-based compensation cost	--	--	34.3	--	--	--	--
Net other comprehensive income	--	--	--	--	22.2	--	--
Cancellation of shares of common stock during redomestication	(142.6)	(14.3)	--	--	--	--	--
Issuance of ordinary shares pursuant to the redomestication	150.1	15.1	--	--	--	(.8)	--
BALANCE, December 31, 2009	150.1	15.1	602.6	4,879.2	5.2	(2.9)	7.9
Net income	--	--	--	579.5	--	--	6.4
Cash dividends paid	--	--	--	(153.7)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(8.8)
Shares issued under share-based compensation
plans, net	--	--	1.4	--	--	.1	--
Tax deficiency from share-based
compensation	--	--	(2.2)	--	--	--	--
Repurchase of shares	--	--	--	--	--	(6.0)	--
Share-based compensation cost	--	--	35.3	--	--	--	--
Net other comprehensive income	--	--	--	--	5.9	--	--
BALANCE, December 31, 2010	150.1	$15.1	$ 637.1	$5,305.0	$ 11.1	$ (8.8)	$ 5.5

    The Board of Directors of Ensco Delaware previously authorized the repurchase of up to $1,500.0 million of our ADSs, representing our Class A ordinary shares. In December 2009, the then-Board of Directors of Ensco International Limited, a predecessor of Ensco plc, continued the prior authorization and, subject to shareholder approval, authorized management to repurchase up to $562.4 million of ADSs from time to time pursuant to share repurchase agreements with two investment banks. The then-sole shareholder of Ensco International Limited approved such share repurchase agreements for a five-year term.  From inception of our share repurchase programs during 2006 through December 31, 2008, we repurchased an aggregate 16.5 million shares at a cost of $937.6 million (an average cost of $56.79 per share).   No shares were repurchased under the share repurchase programs during the years ended December 31, 2010 and 2009.  Although $562.4 million remained available for repurchase as of December 31, 2010, we will not repurchase any shares under our share repurchase program without further consultation with and approval by the Board of Directors of Ensco plc.

8.  FAIR VALUE MEASUREMENTS

    The following fair value hierarchy table categorizes information regarding our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 (in millions):

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
As of December 31, 2010
Auction rate securities	$ --	$ --	$44.5	$44.5
Supplemental executive retirement plan assets	23.0	--	--	23.0
Derivatives, net	--	16.4	--	16.4
Total financial assets	$23.0	$16.4	$44.5	$83.9

As of December 31, 2009
Auction rate securities	$ --	$ --	$60.5	$60.5
Supplemental executive retirement plan assets	18.7	--	--	18.7
Derivatives, net	--	13.2	--	13.2
Total financial assets	$18.7	$13.2	$60.5	$92.4

    Auction Rate Securities

    As of December 31, 2010 and 2009, we held auction rate securities totaling $50.1 million and $66.8 million (par value), respectively.  See "Note 3 - Long-Term Investments" for additional information on our auction rate securities.

    Our auction rate securities were measured at fair value on a recurring basis using significant Level 3 inputs as of December 31, 2010 and 2009. The following table summarizes the fair value measurements of our auction rate securities using significant Level 3 inputs, and changes therein, for each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Beginning Balance	$60.5	$64.2	$ --
Purchases	--	--	83.0
Sales	(16.7)	(5.5)	(10.7)
Unrealized gains (losses)*	.7	1.8	(8.1)
Transfers in and/or out of Level 3	--	--	--
Ending balance	$44.5	$60.5	$64.2

*	Unrealized gains (losses) are included in other income (expense), net, in our consolidated statement of income.

    Before utilizing Level 3 inputs in our fair value measurements, we considered whether observable inputs were available. As a result of continued auction failures, quoted prices for our auction rate securities did not exist as of December 31, 2010. Accordingly, we concluded that Level 1 inputs were not available. Brokerage statements received from the three broker/dealers that held our auction rate securities included their estimated market value as of December 31, 2010.  All three broker/dealers valued our auction rate securities at par.  Due to the lack of transparency into the methodologies used to determine the estimated market values, we have concluded that estimated market values provided on our brokerage statements do not constitute valid inputs, and we do not utilize them in measuring the fair value of our auction rate securities.

    We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of December 31, 2010.   The exit price was derived as the weighted-average present value of expected cash flows over various periods of illiquidity, using a risk-adjusted discount rate based on the credit risk and liquidity risk of our auction rate securities.

    While our valuation model was based on both Level 2 (credit quality and interest rates) and Level 3 inputs, we determined that Level 3 inputs were significant to the overall fair value measurement of our auction rate securities, particularly the estimates of risk-adjusted discount rates and ranges of expected periods of illiquidity. We have the ability to maintain our investment in these securities until they are redeemed, repurchased or sold in a market that facilitates orderly transactions.

    Supplemental Executive Retirement Plans

    Our Ensco supplemental executive retirement plans (the "SERP") are non-qualified plans that provide for eligible employees to defer a portion of their compensation for use after retirement. Assets held in the SERP were marketable securities measured at fair value on a recurring basis using Level 1 inputs and were included in other assets, net, on our consolidated balance sheets as of December 31, 2010 and 2009.  The fair value measurement of assets held in the SERP was based on quoted market prices.

    Derivatives

    Our derivatives were measured at fair value on a recurring basis using Level 2 inputs as of December 31, 2010 and 2009.  See "Note 5 - Derivative Instruments" for additional information on our derivatives, including a description of our foreign currency hedging activities and related methodologies used to manage foreign currency exchange rate risk. The fair value measurement of our derivatives was based on market prices that are generally observable for similar assets or liabilities at commonly quoted intervals.

    Other Financial Instruments

    The carrying values and estimated fair values of our debt instruments as of December 31, 2010 and 2009 were as follows (in millions):

	December 31,		December 31,
	2010		2009
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

7.20% Debentures	$148.9	$165.0	$148.9	$155.9
6.36% Bonds, including current maturities	63.4	71.9	76.0	85.8
4.65% Bonds, including current maturities	45.0	50.6	49.5	53.8

    The estimated fair value of our 7.20% Debentures was determined using quoted market prices. The estimated fair values of our 6.36% Bonds and 4.65% Bonds were determined using an income approach valuation model. The estimated fair value of our cash and cash equivalents, receivables, trade payables and other liabilities approximated their carrying values as of December 31, 2010 and 2009.

    ENSCO I Impairment

    In June 2010, we recorded a $12.2 million loss from the impairment of ENSCO I, the only barge rig in our fleet.  The impairment resulted from the adjustment of the rig’s carrying value to its estimated fair value based on a change in our expectation that it is more-likely-than-not that the rig will be disposed of significantly before the end of its estimated useful life.

    We utilized an income approach valuation model to estimate the price that would be received in exchange for the rig in an orderly transaction between market participants as of June 30, 2010. The resulting exit price was derived as the present value of expected cash flows from the use and eventual disposition of the rig, using a risk-adjusted discount rate.  Level 3 inputs were significant to the overall fair value measurement of ENSCO I, due to the limited availability of observable market data for similar assets.

9.  BENEFIT PLANS

    Non-Vested Share Awards

    During 2005, our shareholders approved the 2005 Long-Term Incentive Plan (the "LTIP") to provide for the issuance of non-vested share awards, share option awards and performance awards. Under the LTIP, 10.0 million shares were reserved for issuance as awards to officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and long-term success. The LTIP originally provided for the issuance of non-vested share awards up to a maximum of 2.5 million new shares. In May 2009, our shareholders approved an amendment to the LTIP to increase the maximum number of non-vested share awards from 2.5 million to 6.0 million.  As of December 31, 2010, there were 2.3 million shares available for issuance of non-vested share awards under the LTIP. Non-vested share awards may be satisfied by delivery of newly issued shares or by delivery of shares held by a subsidiary or affiliated entity at the Company's discretion.

    Under the LTIP, grants of non-vested share awards generally vest at rates of 20% or 33% per year, as determined by a committee or subcommittee of the Board of Directors. Prior to the adoption of the LTIP, non-vested share awards were issued under a predecessor plan and generally vested at a rate of 10% per year. All non-vested share awards have voting and dividend rights effective on the date of grant. Compensation expense is measured using the market value of our shares on the date of grant and is recognized on a straight-line basis over the requisite service period (usually the vesting period).

    The following table summarizes non-vested share award related compensation expense recognized during each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Contract drilling	$17.2	$16.8	$11.4
General and administrative	13.9	11.4	7.6
Non-vested share award related compensation expense
included in operating expenses	31.1	28.2	19.0
Tax benefit	(6.3)	(7.0)	(4.7)
Total non-vested share award related compensation
expense included in net income	$24.8	$21.2	$14.3

    The following table summarizes the value of non-vested share awards granted and vested during each of the years in the three-year period ended December 31, 2010:

	2010	2009	2008

Weighted-average grant-date fair value of
non-vested share awards granted (per share)	$35.81	$40.91	$67.99
Total fair value of non-vested share awards
vested during the period (in millions)	$22.1	$18.6	$17.9

    The following table summarizes non-vested share award activity for the year ended December 31, 2010 (shares in thousands):

		Weighted-
		Average
		Grant-Date
	Shares	Fair Value

Non-vested as of January 1, 2010	1,811	$54.21
Granted	626	35.81
Vested	(576)	54.59
Forfeited	(70)	51.75
Non-vested as of December 31, 2010	1,791	$47.75

    As of December 31, 2010, there was $65.3 million of total unrecognized compensation cost related to non-vested share awards, which is expected to be recognized over a weighted-average period of 2.9 years.

    Share Option Awards

    Under the LTIP, share option awards ("options") may be issued to our officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and long-term success. A maximum 7.5 million shares were reserved for issuance as options under the LTIP. Options granted to officers and employees generally become exercisable in 25% increments over a four-year period or 33% increments over a three-year period and, to the extent not exercised, expire on the seventh anniversary of the date of grant. Options granted to non-employee directors are immediately exercisable and, to the extent not exercised, expire on the seventh anniversary of the date of grant. The exercise price of options granted under the LTIP equals the market value of the underlying shares on the date of grant. As of December 31, 2010, options to purchase 1.3 million shares were outstanding under the LTIP and 4.1 million shares were available for issuance as options. Upon option exercise, issuance of shares may be satisfied by delivery of newly issued shares or by delivery of shares held by a subsidiary or affiliated entity at the Company's discretion.

    The following table summarizes option related compensation expense recognized during each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Contract drilling	$ .7	$ 1.7	$ 3.3
General and administrative	2.8	3.7	5.0
Option related compensation expense included in
operating expenses	3.5	5.4	8.3
Tax benefit	(.6)	(1.6)	(2.3)
Total option related compensation expense included
in net income	$ 2.9	$ 3.8	$ 6.0

    The fair value of each option is estimated on the date of grant using the Black-Scholes option valuation model.  No options were granted during the year ended December 31, 2008.  The following weighted-average assumptions were utilized in the Black-Scholes model for each of the years in the two-year period ended December 31, 2010:

	2010	2009

Risk-free interest rate	1.8%	1.8%
Expected term (in years)	4.0	3.9
Expected volatility	53.1%	53.3%
Dividend yield	4.1%	.2%

    Expected volatility is based on the historical volatility in the market price of our shares over the period of time equivalent to the expected term of the options granted. The expected term of options granted is derived from historical exercise patterns over a period of time equivalent to the contractual term of the options granted. We have not experienced significant differences in the historical exercise patterns among officers, employees and non-employee directors for them to be considered separately for valuation purposes. The risk-free interest rate is based on the implied yield of U.S. Treasury zero-coupon issues on the date of grant with a remaining term approximating the expected term of the options granted.

    The following table summarizes option activity for the year ended December 31, 2010 (shares and intrinsic value in thousands, term in years):

		Weighted-	Weighted-
		Average	Average
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding as of January 1, 2010	1,213	$48.98
Granted	160	34.45
Exercised	(38)	37.26
Forfeited	(3)	53.12
Expired	(11)	51.79
Outstanding as of December 31, 2010	1,321	$47.52	3.3	$9,915
Exercisable as of December 31, 2010	1,022	$49.12	2.6	$6,036

    The following table summarizes the value of options granted and exercised during each of the years in the three-year period ended December 31, 2010:

	2010	2009	2008

Weighted-average grant-date fair value of
options granted (per share)	$11.05	$17.17	$ --
Intrinsic value of options exercised during
the year (in millions)	$ .4	$ 3.6	$25.5

    The following table summarizes information about options outstanding as of December 31, 2010 (shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted-Average
	Number	Remaining	Weighted-Average	Number	Weighted-Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$23.12 - $34.45	294	4.1 years	$34.03	134	$33.54
41.29 - 47.12	380	3.2 years	45.10	311	45.94
50.09 - 52.82	351	2.5 years	50.31	347	50.31
57.38 - 60.74	296	3.4 years	60.71	230	60.71
	1,321	3.3 years	$47.52	1,022	$49.12

    As of December 31, 2010, there was $2.9 million of total unrecognized compensation cost related to options, which is expected to be recognized over a weighted-average period of 1.6 years.

    Performance Awards

    In November 2009, our Board of Directors approved amendments to the LTIP which, among other things, provide for a type of performance award payable in Ensco shares, cash or a combination thereof upon attainment of specified performance goals based on relative total shareholder return and absolute and relative return on capital employed. The performance goals are determined by a committee or subcommittee of the Board of Directors. The LTIP provides for the issuance of up to a maximum of 2.5 million new shares for the payment of performance awards, all of which were available for the payment of performance awards as of December 31, 2010.  Performance awards that are paid in Ensco shares may be satisfied by delivery of newly issued shares or by delivery of shares held by a subsidiary or affiliated entity at the Company's discretion.

    Performance awards may be issued to certain of our officers who are in a position to contribute materially to our growth, development and long-term success. Performance awards generally vest at the end of a three-year measurement period based on attainment of performance goals. Our performance awards are classified as liability awards with compensation expense measured based on the estimated probability of attainment of the specified performance goals and recognized on a straight-line basis over the requisite service period. The estimated probable outcome of attainment of the specified performance goals is based on historical experience and any subsequent changes in this estimate are recognized as a cumulative adjustment to compensation cost in the period in which the change in estimate occurs. The aggregate grant-date fair value of performance awards granted during 2010 and 2009 totaled $4.3 million and $12.1 million, respectively.  The aggregate fair value of performance awards vested during 2010 totaled $2.4 million, all of which was paid in cash.

    During the years ended December 31, 2010 and 2009, we recognized $9.9 million and $1.9 million of compensation expense for performance awards, respectively, which was included in general and administrative expense in our consolidated statements of income.  No performance award compensation expense was recognized during the year ended December 31, 2008.  As of December 31, 2010, there was $10.3 million of total unrecognized compensation cost related to unvested performance awards, which is expected to be recognized over a weighted-average period of 1.7 years.

    Savings Plans

    We have profit sharing plans (the "Ensco Savings Plan" and the "Ensco Multinational Savings Plan") which cover eligible employees, as defined.  The Ensco Savings Plan includes a 401(k) savings plan feature which allows eligible employees to make tax deferred contributions to the plan.  Contributions made to the Ensco Multinational Savings Plan may or may not qualify for tax deferral based on each plan participant's local tax requirements.

    We generally make matching cash contributions to the profit sharing plans.  We match 100% of the amount contributed by the employee up to a maximum of 5% of eligible salary. Matching contributions totaled $5.0 million, $4.1 million and $5.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.  Profit sharing contributions made into the plans require Board of Directors approval and are generally paid in cash.  We recorded profit sharing contribution provisions of $16.2 million, $14.2 million and $16.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.  Matching contributions and profit sharing contributions become vested in 33% increments upon completion of each initial year of service with all contributions becoming fully vested subsequent to achievement of three or more years of service.  We have 1.0 million shares reserved for issuance as matching contributions under the Ensco Savings Plan.

10.  INCOME TAXES

    Ensco Delaware, our predecessor company, was domiciled in the U.S. and subject to a statutory rate of 35% through December 23, 2009, the effective date of the redomestication. We were subject to the U.K. statutory rate of 28% during 2010 and for eight days of 2009. Our consolidated effective income tax rate information for the years ended December 31, 2009 and 2008 has been presented from the perspective of an enterprise domiciled in the U.S.

    We generated $90.5 million, $292.2 million and $374.1 million of income from continuing operations before income taxes in the U.S. and $554.0 million, $643.0 million and $901.6 million of income from continuing operations before income taxes in non-U.S. countries for the years ended December 31, 2010, 2009 and 2008, respectively.

    The following table summarizes components of the provision for income taxes from continuing operations for each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Current income tax expense:
U.S.	$ 9.8	$ 71.9	$103.7
Non-U.S.	71.9	87.6	114.6
	81.7	159.5	218.3

Deferred income tax expense (benefit):
U.S.	15.2	20.5	13.9
Non-U.S.	(.9)	--	(9.8)
	14.3	20.5	4.1

Total income tax expense	$96.0	$180.0	$222.4

    The following table summarizes significant components of deferred income tax assets (liabilities) as of December 31, 2010 and 2009 (in millions):

	2010	2009

Deferred tax assets:
Deferred revenue	$ 28.9	$ 34.1
Employee benefits, including share-based compensation	21.1	25.6
Other	10.9	18.3
Total deferred tax assets	60.9	78.0
Deferred tax liabilities:
Property and equipment	(335.6)	(348.9)
Intercompany transfers of property	(35.2)	(45.5)
Deferred costs	(24.5)	(23.5)
Other	(14.3)	(7.7)
Total deferred tax liabilities	(409.6)	(425.6)
Net deferred tax liability	$(348.7)	$(347.6)

Net current deferred tax asset	$ 9.3	$ 29.7
Net noncurrent deferred tax liability	(358.0)	(377.3)
Net deferred tax liability	$(348.7)	$(347.6)

    The realization of certain of our deferred tax assets is dependent on generating sufficient taxable income during future periods in various jurisdictions in which we operate. Although realization of certain of our deferred tax assets is not assured, we believe it is more-likely-than-not that our deferred tax assets will be realized. The amount of deferred tax asset considered realizable could be reduced in the near-term if estimates of future taxable income were reduced.

    Subsequent to our redomestication to the U.K. in December 2009, we reorganized our worldwide operations, which included, among other things, the transfer of ownership of several of our drilling rigs among our subsidiaries.

    The decline in our 2010 consolidated effective income tax rate to 14.9% from 19.2% in the prior year was primarily due to the aforementioned transfer of drilling rig ownership in connection with the reorganization of our worldwide operations, which resulted in an increase in the relative components of our earnings generated in tax jurisdictions with lower tax rates, and an $8.8 million non-recurring current income tax expense incurred during 2009 in connection with certain restructuring activities undertaken immediately following our redomestication to the U.K.  The increase in our 2009 consolidated effective income tax rate to 19.2% from 17.4% in the prior year was primarily related to the aforementioned non-recurring current income tax expense incurred during 2009.

    Our consolidated effective income tax rate on continuing operations for each of the years in the three-year period ended December 31, 2010, differs from the U.K. or U.S. statutory income tax rates as follows:

	2010	2009	2008

Statutory income tax rate	28.0%	35.0%	35.0%
Non-U.K./U.S. taxes	(18.4)	(17.6)	(19.2)
Amortization of deferred charges associated with intercompany rig sales	2.7	1.8	1.3
Redomestication related income taxes	.0	.9	--
Net (benefit) expense in connection with resolutions
of tax issues and adjustments relating to prior years	(.5)	(.9)	.5
Other	3.1	--	(.2)
Effective income tax rate	14.9%	19.2%	17.4%

    Unrecognized Tax Benefits

    Our tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information.  As of December 31, 2010, we had $13.7 million of unrecognized tax benefits, of which $11.0 million would impact our consolidated effective income tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2010 and 2009 is as follows (in millions):

	2010	2009

Balance, beginning of year	$17.6	$26.8
Increases in unrecognized tax benefits as a result of tax positions taken during the current year	1.0	2.0
Increases in unrecognized tax benefits as a result of tax positions taken during prior years	--	--
Decreases in unrecognized tax benefits as a result of tax positions taken during prior years	(.2)	(2.7)
Settlements with taxing authorities	--	(8.7)
Lapse of applicable statutes of limitations	(1.3)	(.8)
Impact of foreign currency exchange rates	(3.4)	1.0
Balance, end of year	$13.7	$17.6

    Accrued interest and penalties totaled $12.0 million and $15.8 million as of December 31, 2010 and 2009, respectively, and were included in other liabilities on our consolidated balance sheets. We recognized net expense of $1.5 million and $3.3 million and net benefits of $6.8 million associated with interest and penalties during the years ended December 31, 2010, 2009 and 2008, respectively. Interest and penalties are included in current income tax expense in our consolidated statement of income.

    Tax years as early as 2003 remain subject to examination in the tax jurisdictions in which we operated. We participate in the U.S. Internal Revenue Service's Compliance Assurance Process which, among other things, provides for the resolution of tax issues in a timely manner and generally eliminates the need for lengthy post-filing examinations.  Our 2009 and 2010 U.S. federal tax returns remain subject to examination.

    During 2010, statutes of limitations applicable to certain of our tax positions lapsed resulting in a $1.3 million decline in unrecognized tax benefits and a $2.5 million net income tax benefit, inclusive of interest and penalties.

    During 2009, in connection with the audit of prior year tax returns, we reached a settlement with the tax authority in one of our non-U.S. jurisdictions which resulted in an $8.7 million reduction in unrecognized tax benefits and a $4.4 million net income tax benefit, inclusive of interest and penalties.

    During 2008, in connection with an examination of a prior period tax return, we recognized a $5.4 million liability for unrecognized tax benefits associated with certain tax positions taken in prior years, which resulted in an $8.9 million net income tax expense, inclusive of interest and penalties.

    During 2008, statutes of limitations applicable to certain of our tax positions lapsed resulting in a $2.9 million decline in unrecognized tax benefits and an $11.5 million net income tax benefit, inclusive of interest and penalties.

    Statutes of limitations applicable to certain of our tax positions will lapse during 2011. Therefore, it is reasonably possible that our unrecognized tax benefits will decline during the next twelve months by $3.9 million, which includes $2.0 million of accrued interest and penalties.

    Intercompany Transfer of Drilling Rigs

    Subsequent to our redomestication to the U.K. in December 2009, we reorganized our worldwide operations, which included, among other things, the transfer of ownership of several of our drilling rigs among our subsidiaries during 2010 and 2009.

    In April and December of 2010, we transferred ownership of several of our drilling rigs among certain of our subsidiaries, all of which are resident in the same tax jurisdiction and included in a consolidated tax return.  We incurred no income tax liability associated with gains and losses realized on the intercompany transfers by the selling subsidiaries.

    In December 2009, we transferred ownership of four of our drilling rigs among two of our subsidiaries. The income tax liability associated with the gain on the intercompany transfer totaled $30.8 million and was paid by the selling subsidiary during 2010. The related income tax expense was deferred and is being amortized on a straight-line basis over the remaining useful lives of the associated rigs, which range from 29 to 30 years. Similarly, the tax effects of $45.6 million of reversing temporary differences of the selling subsidiary were also deferred and are being amortized on the same basis and over the same periods as described above.

    As of December 31, 2010 and 2009, the unamortized balance associated with deferred charges for income taxes incurred in connection with intercompany transfers of drilling rigs totaled $74.6 million and $99.0 million, respectively, and was included in other assets, net, on our consolidated balance sheets. Current income tax expense for the years ended December 31, 2010, 2009 and 2008 included $24.4 million, $23.1 million and $23.1 million, respectively, of amortization of income taxes incurred in connection with intercompany transfers of drilling rigs.

    As of December 31, 2010 and 2009, the deferred tax liability associated with temporary differences of transferred drilling rigs totaled $35.2 million and $45.5 million, respectively, and was included in deferred income taxes on our consolidated balance sheets. Deferred income tax expense for the years ended December 31, 2010, 2009 and 2008 included benefits of $10.3 million, $7.0 million and $7.2 million, respectively, of amortization of deferred reversing temporary differences associated with intercompany transfers of drilling rigs.

    Undistributed Earnings

    We do not provide deferred taxes on the undistributed earnings of Ensco Delaware because our policy and intention is to reinvest such earnings indefinitely or until such time that they can be distributed in a tax-free manner. We do not provide deferred taxes on the undistributed earnings of Ensco Delaware's non-U.S. subsidiaries because our policy and intention is to reinvest such earnings indefinitely.  Furthermore, both our U.S. and non-U.S. subsidiaries have significant net assets, liquidity, contract backlog and other financial resources available to meet their operational and capital investment requirements and otherwise allow management to continue to maintain its policy of reinvesting the undistributed earnings of Ensco Delaware and Ensco Delaware's non-U.S. subsidiaries indefinitely.

    As of December 31, 2010, the aggregate undistributed earnings of Ensco Delaware and Ensco Delaware's non-U.S. subsidiaries totaled $2,138.0 million and were indefinitely reinvested. Should we make a distribution in the form of dividends or otherwise, we may be subject to additional income taxes. The unrecognized deferred tax liability related to the undistributed earnings of Ensco Delaware and Ensco Delaware's non-U.S. subsidiaries was $517.6 million as of December 31, 2010.

11.  DISCONTINUED OPERATIONS

    Rig Sales

    We sold jackup rig ENSCO 60 in November 2010 for $25.7 million and recognized a pre-tax gain of $5.7 million, which was included in gain on disposal of discontinued operations, net, in our consolidated statement of income for the year ended December 31, 2010. The rig’s net book value and inventory and other assets on the date of sale totaled $20.0 million.  ENSCO 60 operating results were reclassified to discontinued operations in our consolidated statements of income for each of the years in the three-year period ended December 31, 2010 and previously were included within our Jackup operating segment.

    In April 2010, we sold jackup rig ENSCO 57 for $47.1 million, of which a deposit of $4.7 million was received in December 2009. We recognized a pre-tax gain of $17.9 million in connection with the disposal of ENSCO 57, which was included in gain on disposal of discontinued operations, net, in our consolidated statement of income for the year ended December 31, 2010. The rig’s net book value and inventory and other assets on the date of sale totaled $29.2 million.  ENSCO 57 operating results were reclassified to discontinued operations in our consolidated statements of income for each of the years in the three-year period ended December 31, 2010 and previously were included within our Jackup operating segment.

    In March 2010, we sold jackup rigs ENSCO 50 and ENSCO 51 for an aggregate $94.7 million, of which a deposit of $4.7 million was received in December 2009. We recognized an aggregate pre-tax gain of $33.9 million in connection with the disposals of ENSCO 50 and ENSCO 51, which was included in gain on disposal of discontinued operations, net, in our consolidated statement of income for the year ended December 31, 2010.  The two rigs' aggregate net book value and inventory and other assets on the date of sale totaled $60.8 million. ENSCO 50 and ENSCO 51 operating results were reclassified to discontinued operations in our consolidated statements of income for each of the years in the three-year period ended December 31, 2010 and previously were included within our Jackup operating segment.

    ENSCO 69

    From May 2007 to June 2009, ENSCO 69 was contracted to Petrosucre.  In January 2009, we suspended drilling operations on ENSCO 69 after Petrosucre failed to satisfy its contractual obligations and meet commitments relative to the payment of past due invoices. Petrosucre then took over complete control of ENSCO 69 drilling operations utilizing Petrosucre employees and a portion of the Venezuelan rig crews we had utilized.  In June 2009, we terminated our contract with Petrosucre and removed all remaining Ensco employees from the rig.

    Due to Petrosucre's failure to satisfy its contractual obligations and meet payment commitments, and in consideration of the Venezuelan government's nationalization of certain assets owned by other international oil and gas companies and oilfield service companies, we concluded it was remote that ENSCO 69 would be returned to us by Petrosucre and operated again by Ensco. Therefore, we recorded the disposal of ENSCO 69 during 2009 and reclassified its operating results to discontinued operations.

    On August 24, 2010, possession of ENSCO 69 was returned to Ensco. Due to the return of ENSCO 69 from Petrosucre and our ability to significantly influence the future operations of the rig and to incur significant future cash flows related to those operations until the pending insurance claim is resolved and possibly thereafter, ENSCO 69 operating results were reclassified to continuing operations for each of the years in the three-year period ended December 31, 2010.

    There can be no assurances relative to the recovery of outstanding contract entitlements, insurance recovery and related pending litigation or the imposition of customs duties in relation to the rig's recent presence in Venezuela.  See “Note 12 – Commitments and Contingencies” for additional information on contractual matters, insurance and legal proceedings related to ENSCO 69.

    ENSCO 74

    In September 2008, ENSCO 74 was destroyed as a result of Hurricane Ike and the rig was a total loss, as defined under the terms of our insurance policies. The operating results of ENSCO 74 were reclassified to discontinued operations in our consolidated statement of income for the year ended December 31, 2008.  See "Note 12 - Commitments and Contingencies" for additional information on the loss of ENSCO 74 and associated contingencies.

    The following table summarizes income from discontinued operations for each of the years in the three-year period ended December 31, 2010 (in millions):

	2010	2009	2008

Revenues	$12.5	$83.0	$244.0
Operating expenses	17.1	54.2	89.3
Operating (loss) income before income taxes	(4.6)	28.8	154.7
Income tax (benefit) expense	(3.4)	(.5)	27.8
Gain (loss) on disposal of discontinued operations, net	38.6	--	(23.5)
Income from discontinued operations	$37.4	$29.3	$103.4

    Debt and interest expense are not allocated to our discontinued operations.

12.  COMMITMENTS AND CONTINGENCIES

    Leases

    We are obligated under leases for certain of our offices and equipment. Rental expense relating to operating leases was $15.9 million, $14.2 million and $13.9 million during the years ended December 31, 2010, 2009 and 2008, respectively. Future minimum rental payments under our noncancellable operating lease obligations are as follows: $8.2 million during 2011; $3.8 million during 2012; $2.5 million during 2013; $2.1 million during 2014 and $7.4 million thereafter.

    Capital Commitments

    The following table summarizes the aggregate contractual commitments related to our three ENSCO 8500 Series® rigs currently under construction as of December 31, 2010 (in millions):

2011	$ 435.6
2012	223.9
Total	$659.5

    In February 2011, we entered into agreements to construct two ultra-high specification harsh environment jackup rigs.  The amounts disclosed above exclude construction obligations of $87.6 million for 2011 and $350.2 million for 2013 related to these rigs.

    In connection with the aforementioned agreements to construct two new jackup rigs, we agreed with the shipyard contractor to defer $340.0 million of contractual commitments due during 2011 related to the construction of ENSCO 8505 and ENSCO 8506 until the rigs are delivered during the first and second half of 2012, respectively. The amounts disclosed above exclude the aforementioned deferral of contractual commitments.

    The actual timing of these expenditures may vary based on the completion of various construction milestones, which are, to a large extent, beyond our control.

    Shareholder Class Actions

    In February 2011, four shareholder class action lawsuits were brought on behalf of the holders of Pride International, Inc. ("Pride") common stock against Pride, Pride’s directors and Ensco challenging Pride’s proposed merger with Ensco. The plaintiffs in such actions generally allege that each member of the Pride board of directors breached his or her fiduciary duties to Pride and its stockholders by authorizing the sale of Pride to Ensco for what plaintiffs deem “inadequate” consideration, Pride directly breached and/or aided and abetted the other defendants’ alleged breach of fiduciary duties and/or Ensco aided and abetted the alleged breach of fiduciary duties by Pride and its directors.  These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. At this time, we are unable to predict the outcome of this matter or estimate the extent to which we may be exposed to any resulting liability.

    FCPA Internal Investigation

    Following disclosures by other offshore service companies announcing internal investigations involving the legality of amounts paid to and by customs brokers in connection with temporary importation of rigs and vessels into Nigeria, the Audit Committee of our Board of Directors and management commenced an internal investigation in July 2007. The investigation initially focused on our payments to customs brokers relating to the temporary importation of ENSCO 100, our only rig that operated offshore Nigeria during the pertinent period.

    As is customary for companies operating offshore Nigeria, we had engaged independent customs brokers to process customs clearance of routine shipments of equipment, materials and supplies and to process the ENSCO 100 temporary importation permits, extensions and renewals. One or more of the customs brokers that our subsidiary in Nigeria used to obtain the ENSCO 100 temporary import permits, extensions and renewals also provided this service to other offshore service companies that have undertaken Foreign Corrupt Practices Act ("FCPA") compliance internal investigations.

    The principal purpose of our investigation was to determine whether any of the payments made to or by our customs brokers were inappropriate under the anti-bribery provisions of the FCPA or whether any violations of the recordkeeping or internal accounting control provisions of the FCPA occurred. Our Audit Committee engaged a Washington, D.C. law firm with significant experience in investigating and advising upon FCPA matters to assist in the internal investigation.

    Following notification to the Audit Committee and to KPMG LLP, our independent registered public accounting firm, in consultation with the Audit Committee's external legal counsel, we voluntarily notified the United States Department of Justice and SEC that we had commenced an internal investigation. We expressed our intention to cooperate with both agencies, comply with their directives and fully disclose the results of the investigation. The internal investigation process has involved extensive reviews of documents and records, as well as production to the authorities, and interviews of relevant personnel. In addition to the temporary importation of ENSCO 100, the investigation has examined our customs clearance of routine shipments and immigration activities in Nigeria.

    Our internal investigation has essentially been concluded. Discussions were held with the authorities to review the results of the investigation and discuss associated matters during 2009 and the first half of 2010.  On May 24, 2010, we received notification from the SEC Division of Enforcement advising that it does not intend to recommend any enforcement action.  We expect to receive a determination by the United States Department of Justice in the near-term.

    Although we believe the United States Department of Justice will take into account our voluntary disclosure, our cooperation with the agency and the remediation and compliance enhancement activities that are underway, we are unable to predict the ultimate disposition of this matter, whether we will be charged with violation of the anti-bribery, recordkeeping or internal accounting control provisions of the FCPA or whether the scope of the investigation will be extended to other issues in Nigeria or to other countries. We also are unable to predict what potential corrective measures, fines, sanctions or other remedies, if any, the United States Department of Justice may seek against us or any of our employees.

    In November 2008, our Board of Directors approved enhanced FCPA compliance recommendations issued by the Audit Committee's external legal counsel, and the Company embarked upon an enhanced compliance initiative that included appointment of a Chief Compliance Officer and a Director - Corporate Compliance. We engaged consultants to assist us in implementing the compliance recommendations approved by our Board of Directors, which include an enhanced compliance policy, increased training and testing, prescribed contractual provisions for our service providers that interface with foreign government officials, due diligence for the selection of such service providers and an increased Company-wide awareness initiative that includes periodic issuance of FCPA Alerts.

    Since ENSCO 100 completed its contract commitment and departed Nigeria in August 2007, this matter is not expected to have a material effect on or disrupt our current operations. As noted above, we are unable to predict the outcome of this matter or estimate the extent to which we may be exposed to any resulting potential liability, sanctions or significant additional expense.

    ENSCO 74 Loss

    In September 2008, ENSCO 74 was lost as a result of Hurricane Ike in the Gulf of Mexico.  Portions of its legs remained underwater adjacent to the customer's platform, and we conducted extensive aerial and sonar reconnaissance but did not locate the rig hull. The rig was a total loss, as defined under the terms of our insurance policies.

    In March 2009, the sunken rig hull of ENSCO 74 was located approximately 95 miles from the original drilling location when it was struck by an oil tanker. As an interim measure, the wreckage was appropriately marked, and the U.S. Coast Guard issued a Notice to Mariners.  During the fourth quarter of 2010, wreck removal operations on the sunken rig hull of ENSCO 74 were completed. As of December 31, 2010, wreckage and debris removal costs had been incurred and paid by Ensco totaling $26.8 million related to removal of the hull, substantially all of which has been recovered through insurance without any additional retention.

    We believe it is probable that we are required to remove the leg sections of ENSCO 74 remaining adjacent to the customer's platform because they may interfere with the customer's future operations, in addition to the removal of related debris.  We estimate the leg and related debris removal costs to range from $21.0 million to $35.0 million. We expect the cost of removal of the legs and related debris to be fully covered by our insurance without any additional retention.

    Physical damage to our rigs caused by a hurricane, the associated "sue and labor" costs to mitigate the insured loss and removal, salvage and recovery costs are all covered by our property insurance policies subject to a $50.0 million per occurrence self-insured retention.  The insured value of ENSCO 74 was $100.0 million, and we have received the net $50.0 million due under our policy for loss of the rig.

    Coverage for ENSCO 74 sue and labor costs and wreckage and debris removal costs under our property insurance policies is limited to $25.0 million and $50.0 million, respectively. Supplemental wreckage and debris removal coverage is provided under our liability insurance policies, subject to an annual aggregate limit of $500.0 million. We also have a customer contractual indemnification that provides for reimbursement of any ENSCO 74 wreckage and debris removal costs that are not recovered under our insurance policies.

    A $21.0 million liability, representing the low end of the range of estimated leg and related debris removal costs, and a corresponding receivable for recovery of those costs was recorded as of December 31, 2010 and included in accrued liabilities and other and other assets, net, on our consolidated balance sheet.

    In March 2009, we received notice from legal counsel representing certain underwriters in a subrogation claim alleging that ENSCO 74 caused a pipeline to rupture during Hurricane Ike.  In September 2009, civil litigation was filed seeking damages for the cost of repairs and business interruption in an amount in excess of $26.0 million. Based on information currently available, primarily the adequacy of available defenses, we have not concluded that it is probable a liability exists with respect to this matter.

    In March 2009, the owner of the oil tanker that struck the hull of ENSCO 74 commenced civil litigation against us seeking monetary damages of $10.0 million for losses incurred when the tanker struck the sunken hull of ENSCO 74. Based on information currently available, primarily the adequacy of available defenses, we have not concluded that it is probable a liability exists with respect to this matter.

    We filed a petition for exoneration or limitation of liability under U.S. admiralty and maritime law in September 2009. The petition seeks exoneration from or limitation of liability for any and all injury, loss or damage caused, occasioned or occurred in relation to the ENSCO 74 loss in September 2008. The owner of the tanker that struck the hull of ENSCO 74 and the owners of four subsea pipelines have presented claims in the exoneration/limitation proceedings.  The matter is scheduled for trial in March 2012.

    We have liability insurance policies that provide coverage for claims such as the tanker and pipeline claims as well as removal of wreckage and debris in excess of the property insurance policy sublimit, subject to a $10.0 million per occurrence self-insured retention for third-party claims and an annual aggregate limit of $500.0 million. We believe all liabilities associated with the ENSCO 74 loss during Hurricane Ike resulted from a single occurrence under the terms of the applicable insurance policies. However, legal counsel for certain liability underwriters have asserted that the liability claims arise from separate occurrences. In the event of multiple occurrences, the self-insured retention is $15.0 million for two occurrences and $1.0 million for each occurrence thereafter.

    Although we do not expect final disposition of the claims associated with the ENSCO 74 loss to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome.

    ENSCO 69

    We have filed an insurance claim under our package policy, which includes coverage for certain political risks, and are evaluating legal remedies against Petrosucre for contractual and other ENSCO 69 related damages. ENSCO 69 has an insured value of $65.0 million under our package policy, subject to a $10.0 million deductible.

    In September 2009, legal counsel acting for the package policy underwriters denied coverage under the package policy and reserved rights.  In March 2010, we commenced litigation to recover on our political risk package policy claim. Our lawsuit seeks recovery under the policy for the loss of ENSCO 69 and includes claims for wrongful denial of coverage, breach of contract, breach of the Texas insurance code, failure to timely respond to the claim and bad faith. Our lawsuit seeks actual damages in the amount of $55.0 million (insured value of $65.0 million less a $10.0 million deductible), punitive damages and attorneys' fees. In July 2010, we agreed with underwriters to submit the matter to arbitration.

    We were unable to conclude that collection of insurance proceeds associated with ENSCO 69 was probable as of December 31, 2010. Accordingly, no ENSCO 69 related insurance receivables were recorded on our consolidated balance sheet as of December 31, 2010. See "Note 11 - Discontinued Operations" for additional information on ENSCO 69.

    ENSCO 29 Wreck Removal

    A portion of the ENSCO 29 platform drilling rig was lost over the side of a customer's platform as a result of Hurricane Katrina during 2005. Although beneficial ownership of ENSCO 29 was transferred to our insurance underwriters when the rig was determined to be a total loss, management believes we may be legally required to remove ENSCO 29 wreckage and debris from the seabed and currently estimates the removal cost could range from $5.0 million to $15.0 million. Our property insurance policies include coverage for ENSCO 29 wreckage and debris removal costs up to $3.8 million. We also have liability insurance policies that provide specified coverage for wreckage and debris removal costs in excess of the $3.8 million coverage provided under our property insurance policies.

    Our liability insurance underwriters have issued letters reserving rights and effectively denying coverage by questioning the applicability of coverage for the potential ENSCO 29 wreckage and debris removal costs.  During 2007, we commenced litigation against certain underwriters alleging breach of contract, wrongful denial, bad faith and other claims which seek a declaration that removal of wreckage and debris is covered under our liability insurance, monetary damages, attorneys' fees and other remedies. The matter is scheduled for trial in April 2011.

    While we anticipate that any ENSCO 29 wreckage and debris removal costs incurred will be largely or fully covered by insurance, a $1.2 million provision, representing the portion of the $5.0 million low end of the range of estimated removal cost we believe is subject to liability insurance coverage, was recognized during 2006.

   Asbestos Litigation

    During 2004, we and certain current and former subsidiaries were named as defendants, along with numerous other third-party companies as co-defendants, in three multi-party lawsuits filed in Mississippi. The lawsuits sought an unspecified amount of monetary damages on behalf of individuals alleging personal injury or death, primarily under the Jones Act, purportedly resulting from exposure to asbestos on drilling rigs and associated facilities during the period 1965 through 1986.

    In compliance with the Mississippi Rules of Civil Procedure, the individual claimants in the original multi-party lawsuits whose claims were not dismissed were ordered to file either new or amended single plaintiff complaints naming the specific defendant(s)  against whom they intended to pursue claims. As a result, out of more than 600 initial multi-party claims, we have been named as a defendant by 65 individual plaintiffs. Of these claims, 62 claims or lawsuits are pending in Mississippi state courts and three are pending in the U.S. District Court as a result of their removal from state court.

    To date, written discovery and plaintiff depositions have taken place in eight cases involving us.  While several cases have been selected for trial during 2011, none of the cases pending against us in Mississippi state court are included within those selected cases.

    We intend to continue to vigorously defend against these claims and have filed responsive pleadings preserving all defenses and challenges to jurisdiction and venue. However, discovery is still ongoing and, therefore, available information regarding the nature of all pending claims is limited. At present, we cannot reasonably determine how many of the claimants may have valid claims under the Jones Act or estimate a range of potential liability exposure, if any.

    In addition to the pending cases in Mississippi, we have two other asbestos or lung injury claims pending against us in litigation in other jurisdictions. Although we do not expect the final disposition of the Mississippi and other asbestos or lung injury lawsuits to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome of the lawsuits.

    Working Time Directive

    Legislation known as the U.K. Working Time Directive ("WTD") was introduced during 2003 and may be applicable to our employees and employees of other drilling contractors that work offshore in U.K. territorial waters or in the U.K. sector of the North Sea. Certain trade unions representing offshore employees have claimed that drilling contractors are not in compliance with the WTD in respect of paid time off (vacation time) for employees working offshore on a rotational basis (generally equal time working and off).

    A Labor Tribunal in Aberdeen, Scotland, rendered decisions in claims involving other offshore drilling contractors and offshore service companies in February 2008. The Tribunal decisions effectively held that employers of offshore workers in the U.K. sector employed on an equal time on/time off rotation are obligated to accord such rotating personnel two-weeks annual paid time off from their scheduled offshore work assignment period. Both sides of the matter, employee and employer groups, appealed the Tribunal decision. The appeals were heard by the Employment Appeal Tribunal ("EAT") in December 2008.

    In an opinion rendered in March 2009, the EAT determined that the time off work enjoyed by U.K. offshore oil and gas workers, typically 26 weeks per year, meets the amount of annual leave employers must provide to employees under the WTD. The employer group was successful in all arguments on appeal, as the EAT determined that the statutory entitlement to annual leave under the WTD can be discharged through normal field break arrangements for offshore workers. As a consequence of the EAT decision, an equal time on/time off offshore rotation has been deemed to be fully compliant with the WTD.  The employee group (led by a trade union) was granted leave to appeal to the highest civil court in Scotland (the Court of Session).  A hearing on the appeal occurred in June 2010, and a decision was rendered in October 2010 in favor of the employer group.  The employee group has appealed to the U.K. Supreme Court, and a hearing is scheduled in October 2011.

    Based on information currently available, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows.

    Other Matters

    In addition to the foregoing, we are named defendants in certain other lawsuits, claims or proceedings incidental to our business and are involved from time to time as parties to governmental investigations or proceedings, including matters related to taxation, arising in the ordinary course of business. Although the outcome of such lawsuits or other proceedings cannot be predicted with certainty and the amount of any liability that could arise with respect to such lawsuits or other proceedings cannot be predicted accurately, we do not expect these matters to have a material adverse effect on our financial position, operating results or cash flows.

13.  SEGMENT INFORMATION

    In connection with the Merger and resulting management reorganization, we evaluated our then-current core assets and operations and organized them into three segments based on water depth operating capabilities. Accordingly, we now consider our business to consist of three reportable segments: (1) Deepwater, which consists of our rigs capable of drilling in water depths of 4,500 feet or greater, (2) Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less and (3) Jackup, which consists of our jackup rigs capable of operating in water depths up to 400 feet. Each of our three reportable segments provides one service, contract drilling.  We also own one barge rig, which is included in "Other."

    As a result of our reorganization to three reportable segments, we retrospectively reclassified the segment information included herein to conform to the post-Merger presentation.  Reclassified segment information for each of the years in the three-year period ended December 31, 2010 is presented below (in millions). General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and were included in "Reconciling Items."  We measure segment assets as property and equipment.

Year Ended December 31, 2010

					Operating
					Segments	Reconciling	Consolidated
	Deepwater	Midwater	Jackup	Other	Total	Items	Total

Revenues	$ 475.2	$ --	$1,221.6	$ --	$1,696.8	$ --	$1,696.8
Operating expenses Contract drilling (exclusive of depreciation)	176.1	--	578.2	13.8	768.1	--	768.1
Depreciation	44.8	--	167.8	2.4	215.0	1.3	216.3
General and administrative	--	--	--	--	--	86.1	86.1
Operating income (loss)	$ 254.3	$ --	$ 475.6	$(16.2)	$ 713.7	$(87.4)	$ 626.3
Property and equipment, net	$2,866.4	$ --	$2,165.2	$ 14.4	$5,046.0	$ 3.9	$5,049.9
Capital expenditures	632.5	--	238.7	--	871.2	4.1	875.3

Year Ended December 31, 2009

					Operating
					Segments	Reconciling	Consolidated
	Deepwater	Midwater	Jackup	Other	Total	Items	Total

Revenues	$ 254.1	$ --	$1,634.8	$ --	$1,888.9	$ --	$1,888.9
Operating expenses Contract drilling (exclusive of depreciation)	108.1	--	599.0	1.9	709.0	--	709.0
Depreciation	22.2	--	162.9	3.1	188.2	1.3	189.5
General and administrative	--	--	--	--	--	64.0	64.0
Operating income (loss)	$ 123.8	$ --	$ 872.9	$ (5.0)	$ 991.7	$(65.3)	$ 926.4
Property and equipment, net	$2,243.3	$ --	$2,200.8	$28.8	$4,472.9	$ 4.4	$4,477.3
Capital expenditures	644.4	--	209.8	.3	854.5	2.7	857.2

Year Ended December 31, 2008

					Operating
					Segments	Reconciling	Consolidated
	Deepwater	Midwater	Jackup	Other	Total	Items	Total

Revenues	$ 84.4	$ --	$2,144.0	$14.2	$2,242.6	$ --	$2,242.6
Operating expenses Contract drilling (exclusive of depreciation)	31.2	--	696.5	8.6	736.3	--	736.3
Depreciation	9.1	--	158.3	3.3	170.7	1.9	172.6
General and administrative	--	--	--	--	--	53.8	53.8
Operating income (loss)	$ 44.1	$ --	$1,289.2	$ 2.3	$1,335.6	$(55.7)	$1,279.9
Property and equipment, net	$1,641.2	$ --	$2,194.0	$32.2	$3,867.4	$ 3.9	$3,871.3
Capital expenditures	657.8	--	103.2	.5	761.5	2.7	764.2

    Information about Geographic Areas

    As of December 31, 2010, our Deepwater operating segment consisted of four ultra-deepwater semisubmersible rigs located in the U.S. Gulf of Mexico, one ultra-deepwater semisubmersible rig located in Singapore and three ultra-deepwater semisubmersible rigs under construction in Singapore. Our Jackup operating segment consisted of 40 jackup rigs deployed in various locations throughout Asia Pacific, Europe and Africa, and North and South America.  We also own one barge rig, which is included in "Other."

    Certain of our drilling rigs currently in the U.S. Gulf of Mexico have been or may be further affected by the regulatory developments and other actions that have or may be imposed by the U.S. Department of the Interior, including the regulations issued on September 30, 2010. The moratoriums/suspensions (which have been lifted), related Notices to Lessees ("NTLs"), delays in processing drilling permits and other actions are being challenged in litigation by Ensco and others. Utilization and day rates for certain of our drilling rigs have been negatively influenced due to regulatory requirements and delays in our customers’ ability to secure permits. Current or future NTLs or other directives and regulations may further impact our customers' ability to obtain permits and commence or continue deepwater or shallow-water operations in the U.S. Gulf of Mexico.  During the year ended December 31, 2010, revenues provided by our drilling operations in the U.S. Gulf of Mexico totaled $421.3 million, or 25% of our consolidated revenues. Of this amount, 65% was provided by our deepwater drilling operations in the U.S. Gulf of Mexico.  Prolonged actual or de facto delays, moratoria or suspensions of drilling activity in the U.S. Gulf of Mexico and associated new regulatory, legislative or permitting requirements in the U.S. or elsewhere could materially adversely affect our financial condition, operating results or cash flows.

    For purposes of our geographic areas disclosures, we attribute revenues to the geographic location where such revenues are earned and assets to the geographic location of the drilling rig as of the end of the applicable year. For new construction projects, assets are attributed to the location of future operation if known or to the location of construction if the ultimate location of operation is undetermined. Information by country for those countries that account for more than 10% of total revenues or 10% of our long-lived assets was as follows (in millions):

	Revenues			Long-lived Assets
	2010	2009	2008	2010	2009	2008

United States	$ 421.3	$ 263.0	$ 461.4	$1,993.3	$1,806.7	$1,663.6
Australia	225.3	188.7	97.0	194.9	175.0	274.4
United Kingdom	219.0	353.2	478.3	429.2	457.4	309.0
Mexico	179.8	159.5	53.9	259.3	229.3	41.2
Indonesia	56.8	72.3	254.2	134.6	50.2	153.9
Singapore	--	--	--	1,235.6	720.1	550.5
Other countries	594.6	852.2	897.8	803.0	1,038.6	878.7
Total	$1,696.8	$1,888.9	$2,242.6	$5,049.9	$4,477.3	$3,871.3

14.  SUPPLEMENTAL FINANCIAL INFORMATION

    Consolidated Balance Sheet Information

    Accounts receivable, net, as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Trade	$209.9	$310.1
Other	7.8	17.9
	217.7	328.0
Allowance for doubtful accounts	(3.1)	(3.4)
	$214.6	$324.6

    Other current assets as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Inventory	$ 56.4	$ 53.1
Prepaid taxes	47.4	39.6
Deferred mobilization costs	19.7	29.0
Derivative assets	17.0	10.5
Prepaid expenses	12.9	13.6
Deferred tax assets	9.5	30.0
Other	8.5	11.0
	$171.4	$186.8

    Other assets, net, as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Prepaid taxes on intercompany transfers of property	$ 74.6	$ 99.0
Deferred mobilization costs	31.3	23.7
Wreckage and debris removal receivables	26.8	55.8
Supplemental executive retirement plan assets	23.0	18.7
Other	28.5	23.2
	$184.2	$220.4

    Accrued liabilities and other as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Personnel costs	$ 58.0	$ 48.6
Deferred revenue	48.1	89.0
Taxes	22.1	97.3
Wreckage and debris removal	21.0	50.3
Other	19.1	23.4
	$168.3	$308.6

    Other liabilities as of December 31, 2010 and 2009 consisted of the following (in millions):

	2010	2009

Deferred revenue	$ 68.0	$ 51.2
Unrecognized tax benefits (inclusive of interest and penalties)	25.7	33.4
Supplemental executive retirement plan liabilities	26.0	21.0
Other	19.7	15.1
	$139.4	$120.7

    Consolidated Statement of Income Information

    Repair and maintenance expense related to continuing operations for each of the years in the three-year period ended December 31, 2010 was as follows (in millions):

	2010	2009	2008

Repair and maintenance expense	$120.0	$120.6	$111.4

    Consolidated Statement of Cash Flows Information

    Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 2010 was as follows (in millions):

	2010	2009	2008

Interest, net of amounts capitalized	$ .1	$ .1	$ .5
Income taxes	171.6	152.9	327.7

    Capitalized interest totaled $21.3 million, $20.9 million and $21.6 million during the years ended December 31, 2010, 2009 and 2008, respectively. Capital expenditure accruals totaling $39.7 million, $83.8 million and $105.1 million for the years ended December 31, 2010, 2009 and 2008, respectively, were excluded from investing activities in our consolidated statements of cash flows.

    Concentration of Credit Risk

    We are exposed to credit risk relating to our receivables from customers, our cash and cash equivalents and investments and our use of derivatives in connection with the management of foreign currency exchange rate risk. We minimize our credit risk relating to receivables from customers, which consist primarily of major international, government-owned and independent oil and gas companies, by performing ongoing credit evaluations. We also maintain reserves for potential credit losses, which to date have been within management's expectations. We minimize our credit risk relating to cash and investments by focusing on diversification and quality of instruments. Cash balances are maintained in major, highly-capitalized commercial banks. Cash equivalents consist of a portfolio of high-grade instruments. Custody of cash and cash equivalents is maintained at several major financial institutions, and we monitor the financial condition of those financial institutions. Substantially all of our investments were issued by state agencies and are substantially guaranteed by the U.S. government under FFELP. We minimize our credit risk relating to the counterparties of our derivatives by transacting with multiple, high-quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of our counterparties.

    During the year ended December 31, 2010, two customers provided a total of $421.4  million, or 25%, of consolidated revenues which were attributable to our Deepwater and Jackup segments.  During the year ended December 31, 2009, one customer provided $249.6 million, or 13%, of consolidated revenues which were attributable to our Jackup segment.  During the year ended December 31, 2008, no customer provided more than 10% of consolidated revenues.

15.  UNAUDITED QUARTERLY FINANCIAL DATA

    The following table summarizes our unaudited quarterly consolidated income statement data for the years ended December 31, 2010 and 2009 (in millions, except per share amounts):

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$448.6	$411.4	$428.3	$408.5	$1,696.8
Operating expenses
Contract drilling (exclusive of depreciation)	182.4	206.0	194.1	185.6	768.1
Depreciation	51.7	51.9	55.6	57.1	216.3
General and administrative	20.6	22.0	20.6	22.9	86.1
Operating income	193.9	131.5	158.0	142.9	626.3
Other income (expense), net	3.1	12.8	2.7	(.4)	18.2
Income from continuing operations before income taxes	197.0	144.3	160.7	142.5	644.5
Provision for income taxes	35.0	22.4	26.7	11.9	96.0
Income from continuing operations	162.0	121.9	134.0	130.6	548.5
Income (loss) from discontinued operations, net	29.6	6.0	(1.9)	3.7	37.4
Net income	191.6	127.9	132.1	134.3	585.9
Net income attributable to noncontrolling interests	(1.8)	(1.6)	(1.6)	(1.4)	(6.4)
Net income attributable to Ensco	$189.8	$126.3	$130.5	$132.9	$ 579.5

Earnings (loss) per share – basic
Continuing operations	$ 1.12	$ .85	$ .92	$ .90	$ 3.80
Discontinued operations	.21	.04	(.01)	.03	.26
	$ 1.33	$ .89	$ .91	$ .93	$ 4.06

Earnings (loss) per share - diluted
Continuing operations	$ 1.12	$ .85	$ .92	$ .90	$ 3.80
Discontinued operations	.21	.04	(.01)	.03	.26
	$ 1.33	$ .89	$ .91	$ .93	$ 4.06

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$484.8	$497.4	$408.9	$497.8	$1,888.9
Operating expenses
Contract drilling (exclusive of depreciation)	161.5	196.3	175.4	175.8	709.0
Depreciation	43.7	45.3	48.9	51.6	189.5
General and administrative	12.0	16.0	13.6	22.4	64.0
Operating income	267.6	239.8	171.0	248.0	926.4
Other income (expense), net	(4.3)	6.9	3.6	2.6	8.8
Income from continuing operations before income taxes	263.3	246.7	174.6	250.6	935.2
Provision for income taxes	52.2	47.9	29.6	50.3	180.0
Income from continuing operations	211.1	198.8	145.0	200.3	755.2
Income from discontinued operations, net	11.0	2.6	5.8	9.9	29.3
Net income	222.1	201.4	150.8	210.2	784.5
Net income attributable to noncontrolling interests	(1.4)	(1.1)	(1.1)	(1.5)	(5.1)
Net income attributable to Ensco	$220.7	$200.3	$149.7	$208.7	$ 779.4

Earnings per share - basic
Continuing operations	$ 1.48	$ 1.39	$ 1.01	$ 1.40	$ 5.28
Discontinued operations	.08	.02	.04	.06	.20
	$ 1.56	$ 1.41	$ 1.05	$ 1.46	$ 5.48

Earnings per share - diluted
Continuing operations	$ 1.48	$ 1.39	$ 1.01	$ 1.40	$ 5.28
Discontinued operations	.08	.02	.04	.06	.20
	$ 1.56	$ 1.41	$ 1.05	$ 1.46	$ 5.48

16.  SUBSEQUENT EVENT

    Pending Merger with Pride

    On February 6, 2011, Ensco plc entered into an Agreement and Plan of Merger with Pride International, Inc., a Delaware corporation (“Pride”), Ensco Delaware, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”). Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco.  As a result of the merger, each outstanding share of Pride’s common stock (other than shares of common stock held directly or indirectly by Ensco, Pride or any wholly-owned subsidiary of Ensco or Pride (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 Ensco ADSs. Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements.

    We estimate that the total consideration to be delivered in the merger to be approximately $7,400.0 million, consisting of $2,800.0 million of cash, the delivery of approximately 86.0 million Ensco ADSs (assuming that no Pride employee stock options are exercised before the closing of the merger) with an aggregate value of $4,550.0 million based on the closing price of Ensco ADSs of $52.88 on February 15, 2011 and the estimated fair value of $45.0 million of Pride employee stock options assumed by Ensco.  The value of the merger consideration will fluctuate based upon changes in the price of Ensco ADSs and the number of shares of Pride common stock and employee options outstanding on the closing date. The merger agreement and the merger were approved by the respective Boards of Directors of Ensco and Pride.  Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement.  Subject to receipt of required approvals, it is anticipated that the closing of the merger will occur during the second quarter of 2011.

   On February 6, 2011, we entered into a bridge commitment letter (the “Commitment Letter”) with Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (“Citi”). Pursuant to the Commitment Letter, DBCI and Citi have committed to provide a $2,750.0 million unsecured bridge term loan facility (the “Bridge Term Facility”) to fund a portion of the cash consideration in the merger.  The Bridge Term Facility would mature 364 days after closing. The commitment is subject to various conditions, including the absence of a material adverse effect on Pride or Ensco having occurred, the maintenance by us of investment grade credit ratings, the execution of satisfactory documentation and other customary closing conditions.

    Shareholder Class Actions

    Four shareholder class actions were brought on behalf of the holders of Pride International, Inc. common stock against Pride, Pride’s directors and Ensco plc and certain of its subsidiaries arising out of the proposed sale of Pride to Ensco. See “Note 12 – Commitments and Contingencies” for additional information on these shareholder class actions.